UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2006 (May 10, 2006)

THE NASDAQ STOCK MARKET, INC.

(Exact name of Company as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Company’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2006, Nightingale Acquisition Limited, a private limited company formed under the laws of England and Wales and a wholly-owned subsidiary of The Nasdaq Stock Market, Inc., agreed to purchase 13,791,440 shares, or approximately 5.4% of the issued share capital, of the London Stock Exchange plc, at a price of GBP 12.48 per share. The total consideration represents approximately GBP 172.1 million, or $321.4 million, based on an exchange rate of 1.87 U.S. Dollars per British Pound as of May 10, 2006. Nasdaq agreed to purchase 10,291,440 of the LSE shares from UBS AG, and agreed to purchase the balance from other LSE shareholders. Nasdaq completed these share purchases on May 15, 2006.

Daniel Coleman, a member of Nasdaq’s board of directors, is also the Joint Global Head of Equities at UBS Securities LLC, a broker-dealer subsidiary of UBS AG. All of the shares were purchased in ordinary market transactions with the terms determined through arms-length negotiation between the parties.

Nasdaq paid for these share purchases using $310.1 million available under its credit facility with affiliates of Bank of America, which became effective on April 18, 2006 and $11.3 million from cash on hand. The terms and conditions of the Bank of America credit facility are described in Nasdaq’s Form 8-K, filed on April 17, 2006, and that description is incorporated herein by reference.

These share purchases bring Nasdaq’s holding in the LSE to 61,681,720 shares, or approximately 24.1% of the issued share capital of the LSE.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

See Item 1.01, which is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2006	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
	Name:	Edward S. Knight
	Title:	Executive Vice President and General Counsel